EXHIBIT 4.113

EXCLUSIVE TECHNICAL AND CONSULTING SERVICES AGREEMENT

This Exclusive Technical and Consulting Services Agreement (the “Agreement”) is executed by and between the following two parties on the day of 24 July 2006.

Party A: Beijing Dong Kui Lin Information Technology Co., Ltd

Registered address: Room 301, 3/F, Suite C, No.18 of Wan Yuan Street, Beijing Economic-Technological Area, Beijing

Party B: Beijing Bo Xun Rong Tong Information Technology Co., Ltd.

Registered address: Room 831, Suit 3, Jingmen Tower, No.9 of Yang Fang Dian Road. Haidian District, Beijing

WHEREAS,

1.	Party A, a wholly foreign-owned enterprise established in People’s Republic of China (hereinafter the “PRC”), is able to provide the technical and consulting services;

2.	Party B, a domestic invested company registered in PRC, approved by Beijing Communications Administration Bureau, is able to provide value-added wireless services;

3.	Party A agrees to provide Party B with technical consultation and related services, and Party B hereby agrees to accept such technical and consulting services.

WHEREAS, Party A and Party B, through friendly negotiation, enter into the Agreement as follows:

1.	Technical Consulting Services; Sole and Exclusive Rights

1.1	During the term of this Agreement, Party A agrees to provide the relevant technical consulting services for Party B (specified in Appendix 1) in accordance with the terms of this Agreement. Party A further agrees that, during the term of this Agreement, Party A shall not provide the third party with the technical and consulting services in connection with the above services without the prior written consent of Party B.

1.2	Party B hereby agrees to accept such technical and consulting services provided by Party A. Party B further agrees that, during the term of this Agreement, Party B shall not accept any technical and consulting services regarding the above services provided by any third party without the prior written consent of Party A.

1.3	Party A shall be the sole and exclusive owner of all rights, title, interests and intellectual property rights (including but not limited to copyrights, patent, know-how and trade secret) arising from the performance of this Agreement, whether developed by Party A or Party B based on Party A’s intellectual property rights.

2.	Calculation and Payment of the Fee for Technical and Consulting Services (the “Fee”)

2.1	The parties agree that the Fee under this Agreement shall be determined and paid according to the Appendix 2.

3.	Representations and Warranties

3.1	Party A hereby represents and warrants as follows:

3.1.1	Party A is a wholly foreign-invested enterprise duly registered and validly existing under the PRC laws;

3.1.2	The execution and performance of this Agreement will not exceed its business scope and its corporate power. Party A has full right, power, authority, capacity and all consents and approvals of any other third party and government necessary to execute and perform this Agreement, and will not violate any enforceable and effective laws or contracts.

3.1.3	Once the Agreement has been duly executed by both Parties, it will constitute legal, valid and binding obligations of Party A, which is also enforceable in accordance with the terms of the Agreement.

3.2	Party B hereby represents and warrants as follows:

3.2.1	Party B is a domestic invested company duly registered and validly existing under the PRC laws and is licensed to engage in the business of value-added wireless services by obtaining the “License on Value-added Service of Tele-communication of Beijing Municipality” and “License on Value-added Service of Tele-communication of Cross-districts” issued by Beijing Communications Administration Bureau and Ministry of Information Industry.

3.2.2	The execution and performance of this Agreement will not exceed its business scope and its corporate power. Party B has full right, power, authority, capacity and all consents and approvals of any other third party and government necessary to execute and perform this Agreement, and will not violate any enforceable and effective laws or contracts.

3.2.3	Once the Agreement has been duly executed by both Parties, it will constitute legal, valid and binding obligations of Party B, which is also enforceable in accordance with the terms of the Agreement.

4.	Confidentiality

4.1	Party B agrees to take all reasonable measures to protect and maintain the confidential material and information (hereinafter called “Confidential Information”) of Party A acknowledged or received by Party B by accepting the exclusive consultation and services provided by Party A. Party B shall not disclose, provide or transfer any Confidential Information to any third party without Party A’s prior written consent. Upon the termination or expiration of this Agreement, Party B shall return all documents, information or software containing the Confidential Information to Party A according to the requirements of Party A or destroy them in its own discretion. Party B shall delete all the Confidential Information from any memory devices, and cease to use them from then on.

4.2	Both Parties agree that this article shall survive the modification, elimination or termination of this Agreement.

5.	Indemnity

Party B shall indemnify and hold Party A harmless from any loss, damage, obligation and cost arising out of any litigation, claim or other legal procedure against Party A regarding the contents of the technical and consulting services required by Party B.

6.	Effective Date and Term

6.1	This Agreement shall be executed and come into effect as of the date first set forth above. The term of this Agreement is ten (10) years unless earlier termination according to this Agreement or relevant terms stipulated in other agreement reached by both Parties later.

6.2	This Agreement may be extended only if Party A gives its written consent before the expiration of this Agreement. The extended term shall be confirmed by both Parties.

7.	Termination

7.1	Due Termination. This Agreement shall terminate on the expiration date unless this Agreement is extended in accordance with relevant terms of this Agreement.

7.2	Early Termination. During the term of this Agreement, Party B shall not terminate this Agreement in its sole discretion except Party A’s material mistake, fraud, other illegal actions or bankruptcy. Notwithstanding the above-mentioned, Party A may terminate this Agreement at any time with a written notice to Party B 30 days prior to such termination.

7.3	Survival Terms. The rights and obligations of both Parties stipulated in article 4 and 5 of this Agreement shall survive after the termination.

8.	Settlement of Disputes

The Parties shall strive to settle any dispute arising from the constriction or performance of the terms of this Agreement through friendly consultation. In case no settlement can be reached through consultation, each party can submit such dispute to China International Economic and Trade Arbitration Commission (the “CIETAC”). The arbitration shall follow the current rules of CIETAC, and the arbitration proceedings shall be conducted in Chinese and shall take place in Beijing. The arbitration award shall be final and binding upon both Parties.

9.	Force Majeure

9.1	Force Majeure, which includes but is not limited to, acts of governments, acts of nature, fire, explosion, typhoon, flood, earthquake, tide, lightning, war, means any event that is beyond the party’s reasonable control and cannot be prevented with reasonable care. However, any shortage of credit, capital or finance shall not be regarded as an event beyond the party’s reasonable control. The affected party who is claiming to be not liable to its failure of fulfilling this Agreement by Force Majeure shall inform the other party, without delay, of the approaches of the performance of this Agreement by the affected party.

9.2	In the event that the affected party is delayed in or prevented from performing its obligations under this Agreement by Force Majeure, only within the scope of such delay or prevention, the affected party will not be responsible for any damage by reason of such a failure or delay of performance. The affected party shall take appropriate measures to minimize or remove the effects of Force Majeure and attempt to resume performance of the obligations delayed or prevented by the event of Force Majeure. After the event of Force Majeure is removed, both parties agree to resume performance of this Agreement with their best efforts.

10.	Notices

Notices or other communications required to be given by any party pursuant to this Agreement shall be written in English and Chinese and shall be deemed to be duly given when it is delivered personally or sent by registered mail or postage prepaid mail or by a recognized courier service or by facsimile transmission to the address of the relevant party or parties set forth below.

Party A: Beijing Dong Kui Lin Information Technology Co., Ltd

Registered address:	Room 301, 3/F, Suite C, No.18 of Wan Yuan Street, Beijing Economic-Technological Area, Beijing

Fax: 010-8518 1176

Tel.: 010-6528 3399

Party B: Beijing Bo Xun Rong Tong Information Technology Co., Ltd.

Address:	Room 715, HuiZhong Science and Technology Building, No.1, Shang Di Qi Street, Haidian District, Beijing

Fax: 010-83552365

Tel.: 010-83552368

Addressee: Sun Weijing

11.	Assignment

Party B shall not assign its rights or obligations under this Agreement to any third party without the prior written consent of Party A.

12.	Severability

Any provision of this Agreement that is invalid or unenforceable because of any inconsistency with relevant law shall be ineffective or unenforceable within such jurisdiction where the relevant law governs, without affecting in any way the remaining provisions hereof.

13.	Amendment and Supplement

Any amendment and supplement of this Agreement shall come into force only after a written agreement executed by both Parties. The amendment and supplement duly executed by both parties shall be part of this Agreement and shall have the same legal effect as this Agreement.

14.	Governing Law

This Agreement shall be governed by and construed in accordance with the PRC laws.

IN WITNESS THEREOF the parties hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative as of the date first set forth above.

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Party A: Beijing Lahiji Science Technology Development Co., Ltd.

Authorized Representative: Fan Tai

Signature:Li Na Xin

Official Seal:

Party B: Beijing Bo Xun Rong Tong Information Technology Co., Ltd.

Authorized Representative:

Signature: Sun Wei Jing

Official Seal:

Appendix 1

The list of Technical and Consulting Services

Party A shall provide technical and consulting services as follows:

1.	maintenances of the engineering room and website;

2.	provision and maintenances of the office network;

3.	integrated security services for the website;

4.	design and implementation of the integrated structure of the network of the website, including the installation of the server system and 24 hours’ daily maintenances each week.

Appendix 2

Calculation and Payment of the Fee for Technical and Consulting Services

1.	The service fees paid by Party B for Party A’s provision of technical and consulting services shall be calculated monthly as follows:

Monthly fee=total user number of the month×the average net fees paid by each user (without business taxes)×65%

2.	Party A shall adjust above standard monthly fee according to Party B’s practical operation every month. Party B have the obligation to submit relevant material and data according to Party A’s requirement from time to time, and Party have the right to check or inspect such material and data at any time.

3.	Party B shall remit the service fee of previous month to the account appointed by Party on the 7th day of every month.